UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 20, 2012

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 20, 2012, HeartWare International, Inc. (Nasdaq: HTWR – ASX: HIN) announced that it had received approval from the United States Food and Drug Administration (FDA) for the HeartWare® Ventricular Assist System as a bridge to heart transplantation in patients with end-stage heart failure.

The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HVAD pump, with sintered inflow cannula, weighs approximately 5 ounces and displaces a volume of approximately 50 milliliters. The HeartWare System is intended for use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure.

To help assure the continued safety and effectiveness of an approved device, FDA requires a post-approval study (PAS) as a condition of approval under 21 CFR 814.82(a)(2) to assess device performance in a real-world setting. HeartWare’s PAS is a registry consisting of 600 patients who receive an HVAD and an additional 600 control patients derived from a contemporaneous group of continuous flow, intracorporeal left ventricular assist device patients entered into the INTERMACS database. The data for both arms of the study will be entered into the INTERMACS registry by the implanting centers. Other post approval commitments include the transfer of patients from the ADVANCE IDE study into a post approval database as well as an obligation to continue training sites in accordance with an approved training program.

A copy of the release issued by HeartWare is filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by HeartWare International, Inc. dated November 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: November 20, 2012	By:	/s/ Lawrence J. Knopf
		Name:	Lawrence J. Knopf
		Title:	Senior Vice President and General Counsel

Exhibit No.	Description

99.1	Press Release issued by HeartWare International, Inc. dated November 20, 2012.